EXHIBIT 99.1

SUMMIT BANK CORPORATION (Nasdaq: SBGA) FOR IMMEDIATE RELEASE	Contact: Thomas J. Flournoy tflournoy@summitbk.com
770-454-0456

SUMMIT BANK CORPORATION ANNOUNCES THIRD QUARTER EARNINGS

October 25, 2006 – (Atlanta, GA) – Summit Bank Corporation (SBGA), parent company of The Summit National Bank, announces third quarter 2006 earnings of $1.62 million, or $0.23 diluted earnings per share, up 2.4% over the $1.58 million, or $0.27 diluted earnings per share, for the third quarter last year. Net income for the third quarter, 2006 represented a return on average shareholders’ equity of 11.12% compared to 17.79% for the third quarter of last year. For the nine months ended September 30, 2006, earnings were $4.71 million, or $0.71 diluted earnings per share, an increase of 11.1% over the $4.24 million, or $0.74 diluted earnings per share, for the same period last year. The return on average shareholders’ equity for the first nine months of 2006 was 12.38% compared to 16.15% for the same period last year. The increase in earnings for both the quarter and year to date was largely due to increased net interest income resulting from improvement in net interest margin and the accretive effects of the acquisition of Concord Bank, N.A. (Concord) on April 1, 2006. The decline in diluted earnings per share and return on shareholders’ equity from last year is attributable to the $20.3 million of additional capital raised from Summit’s common stock offering earlier this year.

Summit’s total assets were $665.7 million at September 30, 2006, up from $525.9 million at December 31, 2005 and $534.2 million at September 30, 2005 primarily due to approximately $120 million in assets from the Concord acquisition. Total loans increased from $346.0 million at September 30, 2005 and $358.0 million at December 31, 2005 to $467.2 million at September 30, 2006. Concord contributed $96 million of loans at the April 1, 2006 closing date as part of that increase. Loans increased organically $17.8 million during the third quarter this year. Non-performing assets at September 30, 2006 were $5.9 million, or 1.26% of loans, an increase over the balance at year end 2005 of $1.2 million, or 0.33% of loans. The increase in non-performing assets is primarily due to $2.6 million of other real estate and one related $1.7 million non-accrual loan, both emanating from the deterioration in 2006 of two related loans for $4.3 million. Summit holds collateral on the non-accrual loan and has a Consent agreement with the borrowers and guarantors calling for the payment of the $1.7 million by December 31, 2006. The remaining non-performing assets at September 30, 2006 were fully guaranteed by the SBA. The Concord loan portfolio contained no non-performing assets at September 30, 2006. The allowance for loan losses totaled $6.3 million, or 1.36% of loans, at September 30, 2006 compared to $4.6 million, or 1.27% of loans at December 31, 2005 and $4.6 million, or 1.33% of loans, one year ago.

Deposits increased from $440.8 million at September 30, 2005 and $438.2 million at December 31, 2005 to $549.1 million at September 30, 2006, primarily in non-interest bearing demand accounts and certificates of deposits. Concord contributed $108 million on April 1, 2006 as part of the increase in deposits. Borrowed funds were $45.8 million at September 30, 2005 and $40.7 million at December 31, 2005, compared to $42.3 million at September 30, 2006. However, deposits declined $20.8 million sequentially during the third quarter of 2006 and borrowings increased $26.8 million during the quarter correspondingly.

Shareholders’ equity has increased from $36.0 million at September 30, 2005 and $36.6 million at December 31, 2005 to $59.8 million at September 30, 2006 due to earnings and the March, 2006 common stock offering. The net proceeds of the offering were used to fund the $23.7 million Concord acquisition.

The rising interest rate environment over the past year and the addition of Concord resulted in net interest income increasing from $5.30 million for the third quarter of 2005 to $6.87 million for the same period this year. The net interest margin improved to 4.61% for the third quarter of 2006 from 4.35% for the same quarter last year. Summit’s net interest margin for the third quarter was up from the 4.49% recorded for the second quarter of this year. For the nine months ended September 30, 2006, the net interest margin was 4.53%, up significantly from the 4.22% in the same period last year.

The provision for loan losses for the third quarter ended September 30, 2006 was $600,000, up significantly from the provision for the third quarter last year of $50,000. Net charge-offs of $223,000 during the quarter and the downgrade of one $1.3 million credit accounted for the increase in the provision. For the nine months ended September 30, 2006, the provision for loan losses was $1.25 million, up from the $514,000 for last year. Net charge-offs to average loans have been 0.18% for both the nine months ending September 30, 2005 and 2006.

Total noninterest income was $924,000 for the third quarter of 2006, consistent with $926,000 for the third quarter of 2005. Noninterest income for the nine months ended September 30, 2006 was $2.52 million, down from the $2.84 million last year, primarily due to 2006 losses on the Bank’s interest rate floor, a decline in international fee income and a 2005 gain on a sale of other real estate.

Noninterest expense increased from $3.95 million in the third quarter of 2005 to $4.98 million for the third quarter of 2006. The increase was primarily due to increased salaries and benefits, equipment and other expenses associated with the operations of Concord, as well as increases in expenses associated with regulatory and risk compliance. These increases were partially offset by a decline in fraud loss expense from last year. Noninterest expense for the nine months ended September 30, 2006 was $13.80 million, up from $11.96 million last year for the same reasons as noted above.

On September 19, 2006, Summit announced that they had entered into a definitive agreement with UCBH Holdings, Inc. (Nasdaq: UCBH) whereby UCBH would acquire Summit for approximately $175.5 million. UCBH is the holding company for United Commercial Bank, a $8.29 billion state chartered bank headquartered in San Francisco, California. United Commercial Bank serves the Chinese community and American businesses doing business in Greater China, and has California offices in the San Francisco Bay Area, Sacramento, Stockton, Los Angeles and Orange County. It also has branches in the Pacific Northwest, New York, New England and Hong Kong, as well as representative offices in Shenzhen, China and Taipei, Taiwan. The transaction, expected to close at year end 2006, is subject to approval by Summit’s shareholders and regulatory approval.

Summit Bank Corporation is the parent company of The Summit National Bank, a nationally chartered full-service community bank specializing in the small business and international trade finance markets. It currently operates five branches in the metropolitan Atlanta area and two in the South Bay area of San Francisco, California. Concord Bank now operates as a division of Summit Bank in one location in Houston, Texas. Summit also operates a representative office in Shanghai, China.

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Summit’s operations, markets and products. Without limiting the foregoing, the words “believes,” “anticipates,” “intends,” “expects,” or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Summit’s assumptions, but that are beyond Summit’s control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the international, national and local business environments and securities markets, (iv) adverse changes in the regulatory requirements affecting Summit, (v) greater competitive pressures among financial institutions in Summit’s markets, (vi) greater loan losses than historic levels, (vii) difficulties in integrating the operations of Concord Bank, N.A. with those of Summit, and (viii) the possibility that the merger with UCBH may not close on a timely basis or at all. Additional information and other factors that could affect future financial results are included in Summit’s Annual Report on Form 10-K and its filings with the Securities and Exchange Commission.

Selected Financial Information

September 30, 2006

(In thousands, except per share data)

				September 30,		% Change
				2006	2005
Summary Balance Sheet:
Cash and Short Term Investments				$17,858	$27,371	-34.8%
Investments				133,507	135,964	-1.8%

Commercial Loans				401,406	289,531	38.6%
SBA Loans				63,305	55,826	13.4%
Other Loans				2,500	661	278.0%
Total Loans				467,211	346,018	35.0%
Allowance for Loan Loss				(6,339)	(4,609)	37.5%
Net Loans				460,872	341,409
Other Assets				53,427	29,466	81.3%
Total Assets				$665,664	$534,210	24.6%

Demand Deposits - Noninterest-Bearing				$112,629	$104,921	7.3%
NOW & MMA				88,933	90,344	-1.6%
Savings & CDs				347,522	245,532	41.5%
Total Deposits				549,084	440,797	24.6%
Borrowed Funds				42,337	45,797	-7.6%
Other Liabilities				14,468	11,605	24.7%
Shareholders’ Equity				59,775	36,011	66.0%
Total Liabilities & Shareholders’ Equity				$665,664	$534,210	24.6%
	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2006	2005		2006	2005
Summary Income Statement:
Interest Income	$11,654	$8,015	45.4%	$31,619	$22,926	37.9%
Interest Expense	4,784	2,715	76.2%	12,556	7,455	68.4%
Net Interest Income	6,870	5,300	29.6%	19,063	15,471	23.2%
Provision for Loan Losses	600	50	1100.0%	1,250	514	143.2%
Net Interest Income after Provision for Loan Loss	6,270	5,250	19.4%	17,813	14,957	19.1%
Service Charges on Deposits	357	337	6.1%	1,001	1,031	-2.9%
International Fee Income	352	412	-14.7%	1,072	1,153	-7.0%
BOLI	121	115	5.9%	364	343	6.1%
Other noninterest income/(loss)	94	62	50.9%	82	317	-74.2%
Total Noninterest Income	924	926	-0.2%	2,519	2,844	-11.4%
Salaries & Benefits	2,398	2,009	19.4%	7,067	5,911	19.6%
Occupancy	486	365	33.3%	1,287	993	29.6%
Premises & Equipment	398	452	-11.8%	1,255	1,279	-1.8%
Other noninterest expense	1,698	1,121	51.4%	4,189	3,776	10.9%
Total Noninterest Expense	4,980	3,947	26.2%	13,798	11,959	15.4%
Income before Tax	2,214	2,229	-0.7%	6,534	5,842	11.8%
Income Tax Expense	594	647	-8.3%	1,825	1,603	13.8%
Net Income	$1,620	$1,582	2.4%	$4,709	$4,239	11.1%

Average Balances:
Average Assets	$660,688	$529,041	24.9%	$616,593	$528,615	16.6%
Average Earning Assets	595,453	487,309	22.2%	560,541	488,245	14.8%
Average Total Loans	460,781	340,683	35.3%	425,885	338,776	25.7%
Average Deposits	558,477	426,081	31.1%	525,051	427,293	22.9%
Average Total Funds	588,196	484,046	21.5%	554,592	486,286	14.0%
Average Shareholders’ Equity	58,278	35,561	63.9%	50,724	34,985	45.0%

Per Share Data:
Basic Earnings per Share	$0.23	$0.27	-14.8%	$0.71	$0.74	-4.1%
Diluted Earnings per Share	$0.23	$0.27	-14.8%	$0.71	$0.74	-4.1%
Dividend Per Share	$0.10	$0.10	0.0%	$0.30	$0.30	0.0%
Weighted - Average Shares Outstanding - Basic	7,132,321	5,694,604		6,646,371	5,694,093
Weighted - Average Shares Outstanding - Diluted	7,155,614	5,694,604		6,663,778	5,694,093
Common Shares Outstanding	7,137,104	5,694,604		7,137,104	5,694,604

Key Ratios:
Return on Average Assets	0.98%	1.20%		1.02%	1.07%
Return on Average Shareholders’ Equity	11.12%	17.80%		12.38%	16.15%
Yield on Earning Assets	7.80%	6.59%		7.54%	6.27%
Cost of Funds	3.25%	2.24%		3.02%	2.04%
Net Interest Margin	4.61%	4.35%		4.53%	4.22%
Noninterest Income as % of Average Assets	0.56%	0.70%		0.54%	0.72%
Noninterest Expense as % of Average Assets	3.02%	2.98%		2.98%	3.02%
Efficiency Ratio	63.90%	63.39%		63.94%	65.31%

ALLL as % of Total Loans	1.36%	1.33%		1.36%	1.33%
Nonperforming Assets as % of Total Loans and ORE	1.26%	0.20%		1.26%	0.20%
Net Chargeoffs (Recoveries) as % of Average Loans	0.19%	-0.08%		0.18%	0.18%